PRESS RELEASE
For Immediate Release

Berry Corporation (bry) Reports Strong First Quarter 2021 Results on Improved Production, Lower Operating Costs, Gas Purchase Hedging Strategy and Higher Gas Sales; Declares Quarterly Dividend
DALLAS, TX - May 4, 2021 (GLOBE NEWSWIRE) – Berry Corporation (bry) (NASDAQ: BRY) (“bry” or the “Company”) today reported net loss of $21 million or $0.27 per diluted share and Adjusted Net Income(1) of $6 million or $0.07 per diluted share for the first quarter of 2021. The Board of Directors also declared a quarterly dividend of $0.04 per share for the second quarter of 2021.
Quarterly Highlights
•Generated Adjusted EBITDA(1) of $52 million
•Reduced non-energy OpEx an additional 11% sequentially
•Increased sequential oil production 3% and total production 2% to 27,100 boe/d
•Improving sustainable capital efficiency on development program
•Generated $16 million of Levered Free Cash Flow(1)
•Ended the quarter with $99 million in cash
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(1) Please see “Non-GAAP Financial Measures and Reconciliations” later in this press release for a reconciliation and more information on these Non-GAAP measures.

“We had a strong quarter. By managing the things within our control, we realized growth in our production on improving capital efficiency and record low non-energy operating expenses by enhancing our cost structure,” said Trem Smith, Berry board chair and chief executive officer. “Furthermore, our results underscore the strength of and success of our natural gas hedging program. As unprecedented cold weather covered much of the central and southern parts of the U.S. in February, our natural gas hedges allowed us to sustain our steam operations despite natural gas prices in California exceeding $100 per mmbtu for a few days. Our 2020 and first quarter results demonstrate that we are well on track to deliver on the commitments we made at the start of the historic downturn early last year.
“More recently, on April 23, Governor Newsom directed CalGEM to initiate regulatory action to end the issuance of new permits for hydraulic fracturing by January 2024. This directive does not materially impact bry’s operations and, as defined, does not affect our current or future thermal diatomite production. However, this proposal is not in the best interest of Californians and does not support the state’s 2045 net carbon neutrality goal. Studies, including those sponsored by the Governor, show that Californians will still demand transportation fuels well past 2045. Therefore, this ban just shifts the state’s supply source from local producers, who provide significant economic value to our communities and operate using rigorous environmental and safety standards, to foreign oil producers that do not contribute to our economy nor share our social or environmental standards. This year bry will pay $40 million in greenhouse gas (“GHG”) credits, and the industry as a whole pays more than $1 billion annually to help fund California’s GHG programs. We support the state’s goal of carbon neutrality by 2045, but to achieve this we need to work together and find solutions that are equitable and affordable for everyone,” added Smith.
First Quarter 2021 Results
Adjusted EBITDA(1), on a hedged basis, was $52 million in the first quarter 2021, compared to $54 million in the fourth quarter 2020. The impact of lower hedged oil prices was partially offset by higher natural gas sales in the

Rockies, as a result of acutely higher prices from the shortage of natural gas caused by Winter Storm Uri that affected much of the nation. The Company also benefited from improved production and lower operating expenses and general and administrative expenses.
The Company increased average daily production 2% to 27,100 boe/d for the first quarter of 2021 compared to the fourth quarter of 2020, as a result of its 2021 development program. The Company increased oil production for the quarter by 3% to 23,900 bbl/d over fourth quarter 2020. The Company's California production of 21,900 boe/d for the first quarter of 2021 also increased 3% from the fourth quarter 2020.
The Company-wide hedged realized oil price for the first quarter 2021 was $44.81 per bbl, a 21% decrease from the fourth quarter. The financial hedges for oil sales in the first quarter 2021 had an unfavorable impact of $12.08 per bbl on the realized price. The California average oil price before hedges for the first quarter was $57.34 per bbl, or 94% of Brent, which was 37% higher than the $41.74 per bbl in the fourth quarter 2020, which was 92% of Brent.
OpEx consists of lease operating expenses (“LOE”), third-party revenues and expenses from electricity generation, transportation and marketing activities, as well as the effect of derivative settlements (received or paid) for gas purchases, and excludes taxes other than income taxes.
On a hedged basis, operating expenses decreased by 24% or $4.66 per boe to $14.40 for the first quarter 2021, compared to $19.06 for the fourth quarter 2020. During the first quarter the Company continued its cost savings efforts with non-energy operating expenses down an additional $1.61 per boe, or 11%, compared to the fourth quarter of 2020. The decreased operating expenses was also partially due to increased electricity revenues resulting from the higher gas prices. The Company's gas purchase hedges were effective at protecting operating expenses against the higher gas prices. Additionally, improved steam management had a positive effect on overall costs without negatively impacting production.
General and administrative expenses decreased by $3 million, or 16%, to approximately $17 million for the first quarter 2021, compared to the fourth quarter 2020. Adjusted General and Administrative Expenses(1), which exclude non-cash stock compensation costs and nonrecurring costs, decreased 10% to $13 million for the first quarter 2021. The decline in Adjusted General and Administrative Expenses(1) was primarily the result of lower short-term incentive expense and reductions in numerous third-party costs.
Taxes, other than income taxes were $3.93 per boe for the first quarter compared to $4.43 per boe in the fourth quarter 2020. GHG costs were lower in the first quarter of 2021 as the prices remained relatively flat while the emission volumes declined. Severance taxes increased due to higher revenue in Utah, while property taxes in Colorado and California were lower.
For the first quarter 2021, capital expenditures were approximately $24 million on an accrual basis excluding acquisitions and asset retirement obligation spending. Approximately 90% of this capital was directed to California oil operations. Berry also spent approximately $3 million for plugging and abandonment activities in the first quarter 2021.
At March 31, 2021, the Company had liquidity of $292 million consisting of $99 million cash in the bank and $193 million available for borrowings under its RBL Facility which had no borrowings and $7 million of letters of credit outstanding. The RBL Facility has a $200 million borrowing base with an elected commitment of $200 million.
“All in all, we delivered a strong quarter, capitalizing on the impact of the unseasonably high gas prices on our revenues, while leveraging our effective gas purchase hedging program, stated Cary Baetz, chief financial officer, EVP and director. “Additionally, our non-energy OpEx per boe was down 11% and Adjusted General and Administrative Expenses(1) was down 10%, both compared to the fourth quarter 2020. We demonstrated that the way we manage our costs and natural gas hedging strategy positions us to be a low-cost producer of oil in California. On natural gas, we understand we can’t count on the gas and electricity sales impact from these unseasonably high prices every quarter, but we can rely on having stable gas purchase costs with our hedging strategy, which in turn provides stability and visibility to our overall cost structure.”

Quarterly Dividend
The Company’s Board of Directors declared a regular dividend for the second quarter of 2021 at a rate of $0.04 per share on the Company’s outstanding common stock, payable on July 15, 2021 to shareholders of record at the close of business on June 15, 2021.

Subject to approval by the Board and depending on a variety of factors, including the Company’s financial condition and results of operations, the Company intends to pay a similar dividend in future quarters.
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(1)    Please see “Non-GAAP Financial Measures and Reconciliations” later in this press release for a reconciliation and more information on these Non-GAAP measures.
Earnings Conference Call
The Company will host a conference call May 5, 2021 to discuss these results:
Live Call Date:    Wednesday, May 5, 2021
Live Call Time:    9:00 a.m. Eastern Time (6 a.m. Pacific Time)
Live Call Dial-in: 877-491-5169 from the U.S.
720-405-2254 from international locations
Live Call Passcode: 8438708

A live audio webcast will be available at bry.com/category/events.

An audio replay will be available shortly after the broadcast:
Replay Dates:     Through Wednesday, May 19, 2021
Replay Dial-in:    855-859-2056 from the U.S.
404-537-3406 from international locations
Replay Passcode: 8438708
A replay of the audio webcast will also be archived at ir.bry.com/reports-resources.
About Berry Corporation (bry)
Bry is a publicly traded (NASDAQ: BRY) western United States independent upstream energy company with a focus on the conventional, long-lived oil reserves in the San Joaquin basin of California. More information can be found at the Company’s website at bry.com.
Forward-Looking Statements
The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address plans, activities, events, objectives, goals, strategies, or developments that the Company expects, believes or anticipates will or may occur in the future, such as those regarding financial position; liquidity; cash flows; anticipated financial and operating, results; capital program and development and production plans; operations and business strategy; potential acquisition opportunities; reserves; hedging activities; capital expenditures, return of capital; payment, payment of or improvement of future dividends; future repurchases of stock or debt; capital investments, recovery factors and other guidance are forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions. Although we believe that these assumptions were reasonable when made, these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control. Therefore, such forward-looking statements involve significant risks and uncertainties that could materially affect our expected results of operations, liquidity, cash flows and business prospects.
Bry cautions you that these forward-looking statements are subject to all of the risks and uncertainties, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil most of which are difficult to predict and many of which are beyond bry’s control. These risks include, but are not limited to, commodity price volatility; legislative and regulatory processes and actions that may prevent, delay or otherwise restrict our ability to drill and develop our assets, including regulatory approval and permitting requirements; legislative and regulatory initiatives in California or our other areas of operation addressing climate change or other environmental concerns; drilling, production and other operating risks; investment in and development of competing or alternative energy sources; uncertainties inherent in estimating natural gas and oil reserves and in projecting future rates of production; cash flow and access to capital; the timing and funding of development expenditures; environmental, health and safety risks; effects of hedging arrangements; potential shut-ins of production due to lack of downstream demand or storage capacity; the impact and duration of the ongoing COVID-19 pandemic on demand and pricing levels; and the other risks described under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
You can typically identify forward-looking statements by words such as aim, anticipate, achievable, believe, budget, continue, could, effort, estimate, expect, forecast, goal, guidance, intend, likely, may, might, objective, outlook, plan, potential, predict, project, seek, should, target, will or would and other similar words that reflect the prospective nature of events or outcomes.
Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise except as required by applicable law. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at via our website or via the Investor Relations contact below, or from the SEC’s website at www.sec.gov.
Contact
Contact: bry
Todd Crabtree - Manager, Investor Relations
(661) 616-3811
ir@bry.com
Tables Following
The financial information and certain other information presented have been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column in certain tables. In addition, certain percentages presented here reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers, or may not sum due to rounding.

SUMMARY OF RESULTS

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
	($ and shares in thousands, except per share amounts)
Statement of Operations Data:
Revenues and other:
Oil, natural gas and natural gas liquids sales	$135,265	$93,811	$122,098
Electricity sales	10,069	6,724	5,461
(Losses) gains on oil and gas sales derivatives	(53,504)	(39,617)	211,229
Marketing revenues	2,234	351	453
Other revenues	137	97	24
Total revenues and other	94,201	61,366	339,265

Expenses and other:
Lease operating expenses	62,284	49,621	50,752
Electricity generation expenses	7,648	5,422	3,946
Transportation expenses	1,576	1,559	1,822
Marketing expenses	2,227	344	430
General and administrative expenses	17,070	20,409	19,337
Depreciation, depletion and amortization	33,840	30,434	35,329
Impairment of oil and gas properties	—	—	289,085
Taxes, other than income taxes	9,557	10,858	4,352
(Gains) losses on natural gas purchase derivatives	(27,730)	3,859	12,035
Other operating expenses	799	3,123	2,202
Total expenses and other	107,271	125,629	419,290

Other (expenses) income:
Interest expense	(8,485)	(8,308)	(8,920)
Other, net	(143)	(13)	(6)
Total other (expenses) income	(8,628)	(8,321)	(8,926)
Loss before income taxes	(21,698)	(72,584)	(88,951)
Income tax (benefit) expense	(376)	(8,754)	26,349
Net loss	$(21,322)	$(63,830)	$(115,300)

Net loss per share:
Basic	$(0.27)	$(0.80)	$(1.45)
Diluted	$(0.27)	$(0.80)	$(1.45)

Weighted-average shares of common stock outstanding - basic	80,115	79,922	79,608
Weighted-average shares of common stock outstanding - diluted	80,115	79,922	79,608

Adjusted Net Income(1)	$5,627	$8,580	$18,175
Weighted-average shares of common stock outstanding - diluted	82,276	80,033	79,945
Diluted earnings per share on Adjusted Net Income	$0.07	$0.11	$0.23

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
	($ and shares in thousands, except per share amounts)
Adjusted EBITDA(1)	$51,829	$53,682	$71,800
Adjusted EBITDA Unhedged(1)	$50,979	$18,365	$52,175
Levered Free Cash Flow(1)	$16,301	$31,215	$13,613
Levered Free Cash Flow Unhedged(1)	$15,451	$(4,102)	$(6,012)
Adjusted General and Administrative Expenses(1)	$13,401	$14,881	$14,556
Effective Tax Rate, including discrete items	2%	12%	(30)%

Cash Flow Data:
Net cash provided by operating activities	$38,430	$52,110	$44,483
Net cash used in investing activities	$(19,937)	$(19,098)	$(43,038)
Net cash used in financing activities	$(1,688)	$(75)	$(1,444)
__________
(1)    See further discussion and reconciliation in “Non-GAAP Financial Measures and Reconciliations”.

	March 31, 2021	December 31, 2020
	($ and shares in thousands)
Balance Sheet Data:
Total current assets	$178,041	$154,491
Total property, plant and equipment, net	$1,250,656	$1,258,084
Total current liabilities	$212,565	$175,306
Long-term debt	$393,741	$393,480
Total stockholders' equity	$691,794	$714,036
Outstanding common stock shares as of	80,471	79,929

SUMMARY BY AREA
The following table shows a summary by area of our selected historical financial information and operating data for the periods indicated.

	California (San Joaquin and Ventura basins)
	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
($ in thousands, except prices)
Oil, natural gas and natural gas liquids sales	$113,177	$81,588	$109,519
Operating income (loss)(1)	$18,965	$34,651	$(113,203)
Depreciation, depletion, and amortization (DD&A)	$32,896	$29,440	$30,918
Impairment of oil and gas properties	$—	$—	$163,879
Average daily production (mboe/d)	21.9	21.2	24.9
Production (oil % of total)	100%	100%	100%
Realized sales prices:
Oil (per bbl)	$57.34	$41.74	$48.38
NGLs (per bbl)	$—	$—	$—
Gas (per mcf)	$—	$—	$—
Capital expenditures(2)	$22,760	$13,665	$38,627

	Utah (Uinta basin)			Colorado (Piceance basin)
	Three Months Ended			Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020	March 31, 2021	December 31, 2020	March 31, 2020
($ in thousands, except prices)
Oil, natural gas and natural gas liquids sales	$15,889	$10,453	$11,278	$6,194	$1,769	$1,299
Operating income (loss)(1)	$7,433	$923	$(127,700)	$5,039	$233	$384
Depreciation, depletion, and amortization (DD&A)	$554	$911	$4,311	$38	$63	$55
Impairment of oil and gas properties	$—	$—	$125,206	$—	$—	$—
Average daily production (mboe/d)	4.0	4.1	4.5	1.2	1.3	1.4
Production (oil % of total)	49%	50%	53%	2%	2%	1%
Realized sales prices:
Oil (per bbl)	$52.08	$37.95	$39.64	$25.80	$10.23	$42.54
NGLs (per bbl)	$26.81	$16.75	$13.16	$—	$—	$—
Gas (per mcf)	$6.65	$3.04	$2.22	$9.83	$2.44	$1.70
Capital expenditures(2)	$392	$385	$678	$1	$13	$1
__________
(1)    Operating income (loss) includes oil, natural gas and NGL sales, and scheduled oil derivative settlements, offset by operating expenses (as defined elsewhere), general and administrative expenses, DD&A, impairment of oil and gas properties, and taxes, other than income taxes.
(2)    Excludes corporate capital expenditures.

COMMODITY PRICING

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Weighted-average realized sales prices:
Oil without hedges ($/bbl)	$56.89	$41.38	$47.61
Effects of scheduled derivative settlements ($/bbl)	$(12.08)	$15.03	$9.67
Oil with hedges ($/bbl)	$44.81	$56.41	$57.28
Natural gas ($/mcf)	$7.96	$2.78	$2.00
NGLs ($/bbl)	$26.81	$16.78	$13.16

Average Benchmark prices:
Oil (bbl) – Brent	$61.32	$45.26	$50.82
Oil (bbl) – WTI	$57.82	$42.66	$46.35
Natural gas (mmbtu) – Kern, Delivered(1)	$7.99	$3.38	$1.97
Natural gas (mmbtu) – Henry Hub(2)	$3.50	$2.52	$1.91
__________
(1)    Kern, Delivered Index is the relevant index used for gas purchases in California.
(2)    Henry Hub is the relevant index used for gas sales in the Rockies.

CURRENT HEDGING SUMMARY
As of March 31, 2021, we had the following crude oil production and gas purchases hedges.

	Q2 2021	Q3 2021	Q4 2021	FY 2022

Fixed Price Oil Swaps (Brent):
Hedged volume (mbbls)	1,728	1,318	1,318	1,095
Weighted-average price ($/bbl)	$45.82	$48.66	$48.66	$60.00
Fixed Price Gas Purchase Swaps (Kern, Delivered):
Hedged volume (mmbtu)	4,777,500	4,830,000	2,085,000	—
Weighted-average price ($/mmbtu)	$2.83	$2.83	$2.95	$—

OPERATING EXPENSES

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
	($ in thousands except per boe amounts)
Lease operating expenses	$62,284	$49,621	$50,752
Electricity generation expenses	7,648	5,422	3,946
Electricity sales(1)	(10,069)	(6,724)	(5,461)
Transportation expenses	1,576	1,559	1,822
Transportation sales(1)	(137)	(97)	(24)
Marketing expenses	2,227	344	430
Marketing revenues(1)	(2,234)	(351)	(453)
Derivative settlements (received) paid for gas purchases(1)	(26,239)	(3,090)	4,411
Total operating expenses(1)	$35,056	$46,684	$55,423

Lease operating expenses ($/boe)	$25.58	$20.25	$18.14
Electricity generation expenses ($/boe)	3.14	2.21	1.41
Electricity sales ($/boe)	(4.13)	(2.74)	(1.95)
Transportation expenses ($/boe)	0.65	0.64	0.65
Transportation sales ($/boe)	(0.06)	(0.04)	(0.01)
Marketing expenses ($/boe)	0.92	0.14	0.15
Marketing revenues ($/boe)	(0.92)	(0.14)	(0.16)
Derivative settlements (received) paid for gas purchases ($/boe)	(10.78)	(1.26)	1.58
Total operating expenses ($/boe)	$14.40	$19.06	$19.81
Total unhedged operating expenses ($/boe)(2)	$25.18	$20.32	$18.23

Total non-energy operating expenses(3)	$12.74	$14.35	$14.03
Total energy operating expenses(4)	$1.66	$4.70	$5.78

Total mboe	2,435	2,450	2,798
__________
(1)    We report electricity, transportation and marketing sales separately in our financial statements as revenues in accordance with GAAP. However, these revenues are viewed and used internally in calculating operating expenses which is used to track and analyze the economics of development projects and the efficiency of our hydrocarbon recovery. We purchase third-party gas to generate electricity through our cogeneration facilities to be used in our field operations activities and view the added benefit of any excess electricity sold externally as a cost reduction/benefit to generating steam for our thermal recovery operations. Marketing revenues and expenses mainly relate to natural gas purchased from third parties that moves through our gathering and processing systems and then is sold to third parties. Transportation sales relate to water and other liquids that we transport on our systems on behalf of third parties and have not been significant to date. Operating expenses also include the effect of derivative settlements (received or paid) for gas purchases.
(2)    Total unhedged operating expenses equals total operating expenses, excluding the derivative settlements paid (received) for gas purchases.
(3)    Total non-energy operating expenses equals total operating expenses, excluding fuel, electricity sales and gas purchase derivative settlement (gains) losses.
(4)    Total energy operating expenses equals fuel and gas purchase derivative settlement (gains) losses less electricity sales.

PRODUCTION STATISTICS

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Net Oil, Natural Gas and NGLs Production Per Day(1):
Oil (mbbl/d)
California	21.9	21.2	24.9
Utah	2.0	2.1	2.4
Colorado	—	—	—
Total oil	23.9	23.3	27.3
Natural gas (mmcf/d)
California	—	—	—
Utah	10.0	9.8	10.5
Colorado	6.9	7.8	8.0
Total natural gas	16.9	17.6	18.5
NGLs (mbbl/d)
California	—	—	—
Utah	0.3	0.4	0.4
Colorado	—	—	—
Total NGLs	0.3	0.4	0.4
Total Production (mboe/d)(2)	27.1	26.6	30.8
__________
(1)    Production represents volumes sold during the period.
(2)    Natural gas volumes have been converted to boe based on energy content of six Mcf of gas to one bbl of oil. Barrels of oil equivalence does not necessarily result in price equivalence. The price of natural gas on a barrel of oil equivalent basis is currently substantially lower than the corresponding price for oil and has been similarly lower for a number of years. For example, in the three months ended March 31, 2021, the average prices of Brent oil and Henry Hub natural gas were $61.32 per bbl and $3.50 per mmbtu respectively.

CAPITAL EXPENDITURES (ACCRUAL BASIS)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
	(in thousands)
Capital expenditures (accrual basis)(1)	$23,569	$14,159	$39,703
__________
(1)    Excludes acquisitions and asset retirement spending.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
Adjusted Net Income (Loss) is not a measure of net income (loss), Levered Free Cash Flow is not a measure of cash flow, and Adjusted EBITDA is not a measure of either, in all cases, as determined by GAAP.  Adjusted Net Income (Loss), Adjusted EBITDA, Levered Free Cash Flow and Adjusted General and Administrative Expenses are supplemental non-GAAP financial measures used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted Net Income (Loss) as net income (loss) adjusted for derivative gains or losses net of cash received or paid for scheduled derivative settlements, other unusual, out-of-period and infrequent items, and the income tax expense or benefit of these adjustments using our effective tax rate. We define Adjusted EBITDA as earnings before interest expense; income taxes; depreciation, depletion, and amortization; derivative gains or losses net of cash received or paid for scheduled derivative settlements; impairments; stock compensation expense; and other unusual, out-of-period and infrequent items. We define Levered Free Cash Flow as Adjusted EBITDA less capital expenditures, interest expense and dividends. We define Adjusted General and Administrative Expenses as general and administrative expenses adjusted for non-cash stock compensation expense and unusual, out of period and infrequent costs.
Adjusted Net Income (Loss) excludes the impact of unusual, out-of-period and infrequent items affecting earnings that vary widely and unpredictably, including non-cash items such as derivative gains and losses. This measure is used by management when comparing results period over period. Our management believes Adjusted EBITDA provides useful information in assessing our financial condition, results of operations and cash flows and is widely used by the industry and the investment community. The measure also allows our management to more effectively evaluate our operating performance and compare the results between periods without regard to our financing methods or capital structure. Levered Free Cash Flow is used by management as a primary metric to plan capital allocation to sustain production levels and for internal growth opportunities, as well as hedging needs. It also serves as a measure for assessing our financial performance and our ability to generate excess cash from operations to service debt and pay dividends. Management believes Adjusted General and Administrative Expenses is useful because it allows us to more effectively compare our performance from period to period. We exclude the items listed above from general and administrative expenses in arriving at Adjusted General and Administrative Expenses because these amounts can vary widely and unpredictably in nature, timing, amount and frequency and stock compensation expense is non-cash in nature.
While Adjusted Net Income (Loss), Adjusted EBITDA, Adjusted EBITDA Unhedged, Levered Free Cash Flow, Levered Free Cash Flow Unhedged and Adjusted General and Administrative Expenses are non-GAAP measures, the amounts included in the calculations of Adjusted Net Income (Loss), Adjusted EBITDA, Adjusted EBITDA Unhedged, Levered Free Cash Flow, Levered Free Cash Flow Unhedged and Adjusted General and Administrative Expenses were computed in accordance with GAAP. These measures are provided in addition to, and not as an alternative for, income and liquidity measures calculated in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, income and liquidity measures calculated in accordance with GAAP. Our computations of Adjusted Net Income (Loss), Adjusted EBITDA, Adjusted EBITDA Unhedged, Levered Free Cash Flow, Levered Free Cash Flow Unhedged and Adjusted General and Administrative Expenses may not be comparable to other similarly titled measures used by other companies. Adjusted Net Income (Loss), Adjusted EBITDA, Adjusted EBITDA Unhedged, Levered Free Cash Flow, Levered Free Cash Flow Unhedged and Adjusted General and Administrative Expenses should be read in conjunction with the information contained in our financial statements prepared in accordance with GAAP.

ADJUSTED NET INCOME (LOSS)
The following table presents a reconciliation of the GAAP financial measure of net income (loss) to the non-GAAP financial measure of Adjusted Net Income (Loss).

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
	($ thousands, except per share amounts)
Net loss	$(21,322)	$(63,830)	$(115,300)
Add: discrete income tax items	—	16,724	46,700

Add (Subtract):
Losses (gains) on derivatives	25,774	43,476	(199,194)
Net cash received for scheduled derivative settlements	850	35,317	19,625
Other operating expenses	799	3,123	2,202
Impairment of oil and gas properties	—	—	289,085
Non-recurring costs	—	2,375	1,862
Total additions, net	27,423	84,291	113,580

Income tax expense of adjustments at effective tax rate(1)	(474)	(28,605)	(26,805)
Adjusted Net Income	$5,627	$8,580	$18,175

Basic EPS on Adjusted Net Income	$0.07	$0.11	$0.23
Diluted EPS on Adjusted Net Income	$0.07	$0.11	$0.23

Weighted average shares of common stock outstanding - basic	80,115	79,922	79,608
Weighted average shares of common stock outstanding - diluted	82,276	80,033	79,945
__________
(1)    Excludes discrete income tax items from the total additions (subtractions), net line item and the tax effect the discrete income tax items have on the current rate.

ADJUSTED EBITDA AND ADJUSTED EBITDA UNHEDGED
The following tables present a reconciliation of the GAAP financial measures of net income (loss) and net cash provided by operating activities to the non-GAAP financial measures of Adjusted EBITDA and Adjusted EBITDA Unhedged.

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
	($ thousands)
Net loss	$(21,322)	$(63,830)	$(115,300)
Add (Subtract):
Interest expense	8,485	8,308	8,920
Income tax (benefit) expense	(376)	(8,754)	26,349
Depreciation, depletion and amortization	33,840	30,434	35,329
Impairment of oil and gas properties	—	—	289,085
Losses (gains) on derivatives	25,774	43,476	(199,194)
Net cash received for scheduled derivative settlements	850	35,317	19,625
Other operating expense	799	3,123	2,202
Stock compensation expense	3,779	3,233	2,922
Non-recurring costs	—	2,375	1,862
Adjusted EBITDA	$51,829	$53,682	$71,800
Net cash received for scheduled derivative settlements	(850)	(35,317)	(19,625)
Adjusted EBITDA Unhedged	$50,979	$18,365	$52,175

Net cash provided by operating activities	$38,430	$52,110	$44,483
Add (Subtract):
Cash interest payments	14,637	—	14,879
Cash income tax payments	—	—	2
Non-recurring costs	—	2,375	1,862
Other changes in operating assets and liabilities	(1,238)	(803)	10,574
Adjusted EBITDA	$51,829	$53,682	$71,800
Net cash received for scheduled derivative settlements	(850)	(35,317)	(19,625)
Adjusted EBITDA Unhedged	$50,979	$18,365	$52,175

LEVERED FREE CASH FLOW
The following table presents a reconciliation of Adjusted EBITDA to the non–GAAP measures of Levered Free Cash Flow. The reconciliation of Adjusted EBITDA is presented above.

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
	($ thousands)
Adjusted EBITDA	$51,829	$53,682	$71,800
Subtract:
Capital expenditures - accrual basis(1)	(23,569)	(14,159)	(39,703)
Interest expense	(8,485)	(8,308)	(8,920)
Cash dividends declared	(3,474)	—	(9,564)
Levered Free Cash Flow	$16,301	$31,215	$13,613
Net cash received for scheduled derivative settlements	(850)	(35,317)	(19,625)
Levered Free Cash Flow Unhedged	$15,451	$(4,102)	$(6,012)
__________
(1)    Capital expenditures excludes acquisitions and asset retirement spending.

ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSES
The following table presents a reconciliation of the GAAP financial measure of general and administrative expenses to the non-GAAP financial measures of Adjusted General and Administrative Expenses.

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
	($ in thousands except per mboe amounts)
General and administrative expenses	$17,070	$20,409	$19,337
Subtract:
Non-cash stock compensation expense (G&A portion)	(3,669)	(3,153)	(2,919)
Non-recurring costs	—	(2,375)	(1,862)
Adjusted General and Administrative Expenses	$13,401	$14,881	$14,556

General and administrative expenses ($/mboe)	$7.01	$8.33	$6.91
Subtract:
Non-cash stock compensation expense ($/mboe)	(1.51)	(1.29)	(1.04)
Non-recurring costs ($/mboe)	—	(0.97)	(0.67)
Adjusted General and Administrative Expenses ($/mboe)	$5.50	$6.07	$5.20

Total mboe	2,435	2,450	2,798

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